FOR IMMEDIATE RELEASE
August 11, 2004

Contact:  Anthony J. Monteverdi
          President and Chief Executive Officer
          (718) 677-4414

  Flatbush Federal Bancorp, Inc. Reports 2004 Second Quarter Operating Results

Brooklyn,  NY - Flatbush  Federal  Bancorp,  Inc., (OTC Bulletin  Board:  FLTB -
News), the holding company of Flatbush Federal Savings and Loan Association ("the Association"), announced consolidated net income of $36,000 or $0.02 per share for the quarter ended June 30, 2004 as compared to $8,000 for the same quarter in 2003. The Company issued common stock on October 17, 2003, and therefore earnings per share for the three months ended June 30, 2003 was not reported.

The Company's assets as of June 30, 2004 were $140.8 million compared to $142.9 million at December 31, 2003, a decrease of $2.1 million or 1.46%. Cash and cash equivalents decreased $12.2 million or 41.85% to $17.0 million at June 30, 2004 from $29.3 million at December 31, 2003. As a partial offset, mortgage-backed securities increased $11 million or 200.20% to $16.6 million at June 30, 2004 from $5.5 million as of December 31, 2003. Loans receivable had a net increase of $336,000 or 0.37% to $90.9 million at June 30, 2004 from $90.6 million as of December 31, 2003. Consistent with its strategy, management moved assets from liquid investments to long-term investments and loans, as interest rates started to rise. Net decrease in assets was predominantly a result of a decrease in total deposits.

Total deposits decreased $2.5 million or 2.01% to $123.5 million at June 30, 2004 from $126.0 million as of December 31, 2003. Deposit outflow may be attributed to competitive rates.

Total stockholders' equity increased $95,000 to $15.7 million at June 30, 2004 from $15.6 million as of December 31, 2003. The increase reflects the addition of net income of $70,000, the market appreciation of ESOP shares released of $8,000 and an amortization of $17,000 in unearned ESOP shares.

INCOME INFORMATION - Three-month periods ended June 30, 2004 and 2003

Net income increased by $28,000 to $36,000 for the quarter ended June 30, 2004 from $8,000 for the same quarter in 2003. The increase in earnings for the quarter was primarily due to decreases of $124,000 in interest expense and $1,000 in provision for loan losses, an increase of $47,000 in interest income offset by a decrease of $17,000 in non-interest income and increases of $104,000 in non-interest expense and $23,000 in income taxes. The average balance of interest-bearing deposits decreased by $7.6 million to $117.3 million for the quarter ended June 30, 2004 from $124.9 million for the quarter ended June 30, 2003 resulting in lower interest expense for the quarter. In addition, the average cost of funds decreased by 30 basis points to 1.56% for quarter ended June 30, 2004 from 1.86% for the same quarter in 2003. The increase in interest income was due to a shift in the interest earning assets from short-term lower yielding investments to long-term higher yielding loans and mortgage-backed securities, in line with the operating strategy being followed. The Association experienced diminished activity in fee-generating transactions resulting in a decrease in non-interest income.

Non-interest expense increased $104,000 to $1.2 million for quarter ended June 30, 2004 from $1.1 million for the same period in 2003. Salaries and employee benefits increased by $42,000 to $732,000 for quarter ended June 30, 2004 from $690,000 for quarter ended June 30, 2003. This amount included $12,000 in ESOP expense. Miscellaneous expenses increased $45,000 to $148,000 for quarter ended June 30, 2004 from $103,000 for quarter ended June 30, 2003. The increase was primarily from expenses attributed to the preparations of the annual report and the Shareholders' meeting. Legal expenses increased by $33,000 during the current quarter. As a partial offset, the Association experienced a net decrease of $16,000 attributable to equipment costs, directors' fees, federal insurance premium and other insurance premiums.

INCOME INFORMATION - Six-month periods ended June 30, 2004 and 2003

Net income increased by $44,000 to $70,000 for six months ended June 30, 2004 from $26,000 for the same period in 2003. The increase was primarily due to decreases of $306,000 in interest expense and $1,000 in provision for loan loss, offset by a decrease of $8,000 in interest income, $25,000 in non-interest income and increases of $195,000 in non-interest expense and $35,000 in income taxes. The average balance of interest-bearing deposits decreased by $6.9 million to $118.2 million for six months ended June 30, 2004 from $125.1 million for six months ended June 30, 2003. The average cost of funds decreased by 40 basis points to 1.55% for quarter ended June 30, 2004 from 1.95% for the same period in 2003. These factors resulted in lowering interest expense.

Interest income decreased by $8,000 for six months ended June 30, 2004 from the same period in 2003. The average balance of interest earning assets decreased by $1.5 million to $135.7 million for six months ended June 30, 2004 from $137.2 million for six months ended June 30, 2003. However, the average yield increased by 4 basis points to 4.98% at June 30, 2004 from 4.94% at June 30, 2003.

fon-interest income decreased by $25,000 to $129,000 for six months ended June 30, 2004 from $154,000 for six months ended June 30, 2003. The decline was partially caused by the $8,000 decrease in gain on sale of loans. The Association experienced diminished activity in fee-generating transactions during the first half of 2004 resulting in a decrease of $17,000 in miscellaneous non-interest income.

Non-interest expense increased by $195,000 to $2.5 million for six months ended June 30, 2004 from $2.3 million for six months ended June 30, 2003. Salaries and employee benefits increased by $114,000, which included $25,000 in ESOP expense. Miscellaneous expenses increased $59,000 to $286,000 from $227,000. the increase was primarily from expenses attributed to the preparations of the annual report and Shareholders' meeting. Other increases totaling $62,000 were attributed to legal expenses, occupancy costs, advertising, federal insurance premium and other insurance premiums. As a partial offset, the Association experienced a net decrease of $40,000, attributed to equipment costs and directors' fees.

Other financial information is included in the table that follows. All information is unaudited.

This press release may contain certain "forward-looking statements" which may be identified by the use of such words as "believe", "expect", "intend", "anticipate", "should", "planned", "estimated", and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic condition, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

SELECTED FINANCIAL CONDITION DATA

(in thousands)                             JUNE 30      DECEMBER 31
                                            2004            2003
                                          --------      -----------
Total Assets                              $140,849         $142,937
Loans Receivable                            90,907           90,571
Investment Securities                       13,185           14,212
Mortgage-backed Securities                  16,574            5,521
Cash and Cash Equivalents                   17,015           29,260
Deposits                                   123,499          126,032
Stockholders Equity                         15,720           15,625


SELECTED OPERATING DATA

                                     AT OR FOR THE THREE                  AT OR FOR THE SIX
                                     MONTHS ENDED JUNE 30                MONTHS ENDED JUNE 30
(in thousands)                              2004              2003              2004              2003
                                    ---------------------  ---------     --------------------   --------
Total Interest Income                     $  1,712         $  1,665            $  3,383         $  3,391
Total Interest Expense                         456              580                 916            1,222
Net Interest Income                          1,256            1,085               2,467            2,169
Provision for Loan Loss                          0               (1)                  0               (1)
Non-interest Income                             59               76                 129              154
Non-interest Expense                         1,245            1,141               2,462            2,267
Income Taxes                                    34               11                  64               29
Net Income                                $     36         $      8            $     70         $     26

PERFORMANCE RATIOS

Return on Average Assets                      0.10%            0.02%               0.10%            0.04%
Return on Average Equity                      0.92%            0.38%               0.89%            0.62%
Interest Rate Spread                          3.50%            2.95%               3.43%            2.99%

ASSET QUALITY RATIOS

Allowance for Loan Losses to
   Total Loans Receivable                     0.20%            0.21%               0.20%            0.21%
Non-performing Loans to Total Assets          0.07%            0.01%               0.07%            0.01%

CAPITAL RATIO
Equity toTotal Assets                        11.16%            6.00%